Ryan Specialty Appoints to Its Board of Directors

Pat Ryan, Jr., CEO of Incisent Labs Group,

and Announces William Devers’ Retirement

JANUARY 2, 2023 | CHICAGO, IL – Ryan Specialty Holdings, Inc. (NYSE: RYAN), a leading international specialty insurance firm, announced that William J. Devers retired from the Company’s Board of Directors, effective December 31, 2023.

“Bill Devers has been on the Board of Ryan Specialty since 2013 and has been a trusted advisor, colleague and friend over the years. We thank Bill for his time and advice that has been so instrumental in guiding Ryan Specialty these past 11 years,” said Patrick G. Ryan, Chairman of the Board of Directors.

Concurrently, Pat Ryan, Jr. has been appointed to Ryan Specialty’s Board of Directors, effective January 1, 2024.

Pat Ryan, Jr. is a technology entrepreneur and investor. Pat founded two high growth software as a service (SaaS) companies, each of which was ranked by Inc. Magazine as one of the four fastest growing U.S. software companies. He also cofounded early-stage venture capital firm Chicago Ventures and is currently the Founder and CEO of Incisent Labs Group, a holding company and incubator for creating new technology companies. Pat served for 25 years on the board of Penske Corporation.

“We are very excited to welcome Pat to Ryan Specialty’s Board of Directors,” said Patrick G. Ryan. “Pat will bring a new dimension to our Board with his deep knowledge of technical excellence in business. He has a proven track record of success with high growth companies, and we welcome his strategic and knowledgeable insights.”

Commenting on his appointment to the Board, Pat Ryan, Jr. stated: “It is an honor to join the Board of Ryan Specialty. As an industry leader, the firm continues to evolve and innovate based on the needs of their clients and the insurance market. I look forward to assisting in the guidance of Ryan Specialty’s continued long-term growth.”

For more information about Ryan Specialty's corporate governance practices and Board of Directors, please click here.

About Ryan Specialty

Founded in 2010, Ryan Specialty is a service provider of specialty products and solutions for insurance brokers, agents and carriers. Ryan Specialty provides distribution, underwriting, product development, administration and risk management services by acting as a wholesale broker and a managing underwriter with delegated authority from insurance carriers. Ryan Specialty’s mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents and carriers. Learn more at ryanspecialty.com.

Contact: Media Investor Relations

Alice Phillips Topping Nicholas Mezick

Chief Marketing & Communications Officer Director, Investor Relations

Ryan Specialty Ryan Specialty

Alice.Topping@ryanspecialty.com IR@ryanspecialty.com

(312) 635-5976 (312) 784-6152

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